Exhibit 99.1

NHC Announces $25 Million Stock Repurchase Program

For release: August 8, 2022

Contact: Josh A. McCreary, SVP/General Counsel

Phone: (615) 890-2020

MURFREESBORO, Tenn. – National HealthCare Corporation (NYSE American: NHC), announces that its Board of Directors, at a regularly scheduled meeting, has authorized a new stock repurchase program. The program will allow for repurchases of up to $25 million of its common stock. The new stock repurchase plan will begin August 11, 2022 and will expire on August 10, 2023. The stock repurchase plan replaces the stock repurchase plan previously approved by the Board of Directors on August 8, 2019, which expired on August 31, 2020.

Under the stock repurchase program, the Company may repurchase its common stock from time to time, in amounts and at prices the Company deems appropriate, subject to market conditions and other considerations. The Company’s repurchases may be executed using open market purchases, privately negotiated agreements or other transactions. The Company intends to fund repurchases under the new stock repurchase program from cash on hand, available borrowings or proceeds from potential debt or other capital market sources. The stock repurchase program may be suspended or discontinued at any time without prior notice. The Company will provide an update regarding any purchases made pursuant to the stock repurchase program each time it reports its results of operations.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 75 skilled nursing facilities with 9,447 beds. NHC affiliates also operate 24 assisted living communities with 1,210 units, five independent living communities with 475 units, three behavioral health hospitals, 35 homecare agencies, and 29 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

###